UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2013

Autoliv, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12933	51-0378542
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Vasagatan 11, 7th Floor, SE-111 20

Box 70381,

SE-107 24, Stockholm, Sweden

(Address of principal executive offices, including zip code)

+46 8 587 20 600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 19, 2013, Autoliv, Inc. (the “Company”) issued a press release announcing that the European Investment Bank (“EIB”) and Autoliv AB, a Swedish subsidiary of the Company, have signed a financing commitment agreement dated July 16, 2013, giving Autoliv AB access to a loan of €200 million (approximately U.S. $260 million). The funds, if utilized, should help finance research and development projects over the next three years at Autoliv’s R&D facilities in Germany, France and Sweden. The projects to receive EIB funding generally relate to a wide range of innovative passive and active safety technologies for motor vehicles aiming at the enhancement of vehicle occupants’ and pedestrians’ safety.

Under the financing commitment, Autoliv AB may, during the next 18-month period, draw loans with a maturity of up to 7 years. The loans may be drawn in up to four separate tranches, with a minimum borrowing amount for each tranche of €50 million or, if less than €50 million remains under the commitment, the remaining balance of the financing commitment. The loans may be drawn in either fixed rate or floating rate tranches at the election of Autoliv AB. Fixed rate tranches will be repaid to the EIB at an interest rate of 26 basis points (0.26%). Floating rate tranches will be repaid to the EIB at a floating rate equal to the relevant interbank rate (which under the commitment may be any of EURIBOR, LIBOR or STIBOR) plus a spread to be determined at the time of the draw under the commitment. Autoliv AB has the option to revise or convert the interest basis of a tranche to either fixed or floating depending on the circumstances upon request. In addition to the interest payable on each tranche, Autoliv AB is required to pay a non-utilization fee of 0.13% on the undrawn, uncancelled balance of the credit.

The financial obligations of the financing commitment agreement, including repayment of any funds, are guaranteed by the Company pursuant to a Guarantee Agreement between the EIB and the Company. As with all of the existing principal debt arrangements of the Company, the new financial commitment does not have any financial covenants, i.e. performance-related restrictions.

The portion of the press release under the heading “Other Significant Events” relating to the EIB financing commitment included as Exhibit 99.1 to this report is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition

On July 19, 2013, the Company issued a press release announcing its financial results for the second quarter of 2013. A copy of the press release is furnished as Exhibit 99.2 to this report and is incorporated herein by reference. This press release contains certain references to financial measures identified as “organic sales,” “operating margin (excluding certain costs),” “operating working capital,” and “net (cash) debt,” all of which are adjustments from comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). These financial measures, as used herein, differ from financial measures reported under GAAP and management believes that these financial presentations provide useful supplemental information which is important to a proper understanding by investors of the Company’s core business results. These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies. For an explanation of the reasons for which management uses these figures, see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with SEC on February 22, 2013.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information related to the €200 million (approximately U.S. $260 million) financing commitment agreement discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 7.01	Regulation FD disclosure

On July 19, 2013, the Company issued a press release announcing its financial results for the second quarter of 2013. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

The information in this Form 8-K and the exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) EXHIBITS

99.1	Press Release of Autoliv, Inc. dated July 19, 2013 reporting Autoliv, Inc.’s financial results for the second quarter of 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUTOLIV, INC.
Date: July 19 , 2013
	By:	/s/ Lars A. Sjöbring
	Name:	Lars A. Sjöbring
	Title:	Group Vice President – Legal Affairs General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of Autoliv, Inc. dated July 19, 2013 reporting Autoliv, Inc.’s financial results for the second quarter of 2013.